Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND
FULL YEAR 2019 RESULTS AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, February 25, 2020 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the fourth quarter and full year 2019. A short slide presentation summarizing the highlights of Matador’s fourth quarter and full year 2019 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. In a separate press release issued today, Matador also provided its 2020 operating plan and 2020 market guidance.

Management Comments

Fourth Quarter and Full-Year 2019 Highlights

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “As highlighted throughout this earnings release, both the fourth quarter of 2019 and full year 2019 were simply the best in Matador’s history.  During this past year, Matador meaningfully increased its oil and natural gas production and proved oil and natural gas reserves to all-time highs, maintained its focus on improving operational and capital efficiencies and continued to grow and increase its cash flows.  At the same time, Matador reduced its capital expenditures for drilling, completing and equipping wells while keeping its unit operating costs flat as compared to 2018.  In 2019, Matador also began execution of a two-year strategic plan designed to develop and grow its two valuable businesses—its exploration and production business and its midstream business—to a point where the Company could begin to achieve free cash flow by mid-2021, subject to opportunities.  We made excellent progress on this plan in 2019, and we enter 2020 in a strong position to continue executing this strategy and achieving our goals.

“Among many other notable achievements in 2019, Matador increased total oil equivalent production 27% year-over-year, reaching almost 74,000 BOE per day in the fourth quarter, and increased proved oil and natural gas reserves 17% to 253 million BOE despite sales of certain properties in the Eagle Ford, Haynesville and non-operated areas of the Delaware Basin during the year. Drilling and completion costs per lateral foot for operated horizontal wells turned to sales in 2019 declined by 24%, enabling Matador to turn to sales 6.4 net additional operated wells in 2019 without increasing our 2019 capital budget. San Mateo delivered record results in 2019 as well, highlighted by all-time highs for third-party midstream services revenues, natural gas gathering and processing volumes, oil gathering and transportation volumes and water gathering and disposal volumes. The Board and I congratulate and commend all members of the Matador team for their hard work, planning, execution and record-setting accomplishments across all departments throughout the organization, and we look forward to reporting on our further progress in all these areas.

Key Transitions in Both Exploration and Production and Midstream Businesses Well Underway in 2020

“As we enter 2020, Matador’s operational efforts to transition to drilling and completing longer laterals across our various asset areas, as well as our transition to developing certain new asset areas in the Delaware Basin, is now well underway. In 2020, 84% of the operated horizontal wells we complete and turn to sales are expected to have lateral lengths greater than one mile, with 74% being two-mile laterals, as compared to only 9% and 29% of the operated horizontal wells we completed and turned to sales in 2018 and 2019, respectively, having lateral lengths greater than one mile. We recently drilled the first six two-mile horizontal wells on our Rodney Robinson leasehold in western Antelope Ridge, and these wells are currently being completed and should be turned to sales in late March. In addition, we now have two operated rigs drilling the first nine wells from two pads in our Stateline asset area, and each of these nine wells are planned as two-mile laterals. Another of our six operated rigs is currently drilling a five-well program in the Greater Stebbins Area, with each well planned as a two-mile lateral. As we transition to drilling and completing these longer laterals, our technical teams are continuing to deliver improved drilling and completion efficiencies and better-than-expected well results. While we acknowledge that our production growth will be somewhat slower and a bit more ‘lumpy’ in 2020 as a result of our transition to these longer laterals and larger, multi-well pad drilling, we remain confident that these longer laterals with more wells drilled and completed per pad should deliver better well performance and economic returns, deliver continued improvements in capital efficiency, position us well for significantly higher production growth in 2021 and help us meet other operational and financial goals.

“Last year at this time, Matador and our midstream joint venture partner, Five Point, announced a second strategic transaction to significantly expand San Mateo’s operations throughout Eddy County, New Mexico. As we enter 2020, San Mateo is making steady progress in building these new facilities for natural gas gathering and processing, oil gathering and transportation and salt water gathering and disposal in Eddy County. We anticipate that these new facilities will be completed and placed in service at varying times during 2020, with the addition of another 200 million cubic feet per day of designed natural gas processing inlet capacity at the Black River Processing Plant, in particular, being completed and ready for first production from Matador’s Stateline asset area in early September. Certain of these new San Mateo facilities have already been placed in service in the latter part of 2019, including new salt water gathering and disposal facilities in the Greater Stebbins Area.

2020 Plans and Guidance

“In conjunction with this earnings release, we have also released today our 2020 operating plan and 2020 market guidance. As you will see in that companion release, our plans for 2020 and beyond continue to reflect the tightly integrated strategy we put forward in 2019, focused not only on increasing the value of our oil and natural gas leasehold and mineral assets in the Delaware Basin, but also on simultaneously building and enhancing the value of San Mateo and strengthening our financial capabilities. We continue to believe this plan offers the best path forward for long-term value creation for Matador and its shareholders and positions us well for 2021 and beyond.”

Fourth Quarter 2019 Operational and Financial Highlights

Record Oil, Natural Gas and Oil Equivalent Production

•
Fourth quarter 2019 average daily oil equivalent production increased 6% sequentially to a record quarterly high for the Company of 73,700 barrels of oil equivalent (“BOE”) per day (57% oil), as compared to 69,600 BOE per day (57% oil) in the third quarter of 2019. Both average daily oil production and average daily natural gas production increased 6% sequentially to 42,100 barrels per day and 190.0 million cubic feet per day, respectively.

•
This significant outperformance in production relative to the Company’s expectations was primarily attributable to (i) less than anticipated shut-in time of recently completed wells in the Rustler Breaks asset area for offset hydraulic fracturing operations by another operator, (ii) several wells being completed and turned to sales earlier than anticipated during the fourth quarter of 2019 and (iii) the continued outperformance of certain wells completed earlier in 2019 in the Rustler Breaks and Antelope Ridge asset areas and two non-operated Haynesville shale wells initially turned to sales in the third quarter of 2019.

Net Income, Earnings Per Share and Adjusted EBITDA

•
Fourth quarter 2019 net income (GAAP basis) was $24.0 million, or $0.21 per diluted common share, a 45% sequential decrease from $44.0 million in the third quarter of 2019, and an 82% year-over-year decrease from $136.7 million in the fourth quarter of 2018, due primarily to a $24.0 million non-cash, unrealized loss on derivatives in the fourth quarter of 2019, as compared to non-cash, unrealized gains on derivatives of $9.8 million and $74.6 million in the third quarter of 2019 and the fourth quarter of 2018, respectively.

•
Fourth quarter 2019 adjusted net income (a non-GAAP financial measure) was $46.1 million, or $0.39 per diluted common share, a 22% sequential increase from $37.9 million in the third quarter of 2019, and a 7% year-over-year increase from $43.0 million in the fourth quarter of 2018.

•
Fourth quarter 2019 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $181.0 million, a 13% sequential increase from $160.8 million in the third quarter of 2019, and a 26% year-over-year increase from $143.2 million in the fourth quarter of 2018.

Third-Party Midstream Services Revenues and San Mateo Net Income and Adjusted EBITDA

•
Third-party midstream services revenues were $17.7 million in the fourth quarter of 2019, a 16% sequential increase from $15.3 million in the third quarter of 2019, and a two-fold year-over-year increase from $8.6 million in the fourth quarter of 2018.

•
San Mateo (as defined below) net income (GAAP basis) was $19.6 million in the fourth quarter of 2019, down slightly from $20.0 million in the third quarter of 2019, and a 30% year-over-year increase from $15.1 million in the fourth quarter of 2018.

•
San Mateo Adjusted EBITDA (a non-GAAP financial measure) was $26.5 million in the fourth quarter of 2019, up slightly from $26.3 million in the third quarter of 2019, and a 39% year-over-year increase from $19.1 million in the fourth quarter of 2018.

Improvements in Capital Efficiency and Lease Operating Expenses

•
Matador’s drilling and completion costs for horizontal wells turned to sales in the fourth quarter of 2019 averaged $1,110 per lateral foot, 6% better than the Company’s expectations of $1,175 per lateral foot in the quarter, and 27% better than Matador’s 2018 drilling and completion costs of $1,528 per lateral foot.

•
Lease operating expenses per BOE were $4.43 per BOE in the fourth quarter of 2019, a 5% sequential decrease from $4.64 per BOE in the third quarter of 2019, and a 3% decrease from $4.56 per BOE in the fourth quarter of 2018.

Note: All references to net income, adjusted net income and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo I”) and San Mateo Midstream II, LLC (“San Mateo II” and, together with San Mateo I, “San Mateo”). For a definition of adjusted net income, adjusted earnings per diluted common share and Adjusted EBITDA and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
Net Production Volumes:(1)
Oil (MBbl)(2)	3,872	3,659	3,080
Natural gas (Bcf)(3)	17.5	16.5	12.2
Total oil equivalent (MBOE)(4)	6,785	6,407	5,109
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	42,087	39,776	33,479
Natural gas (MMcf/d)(6)	190.0	179.2	132.3
Total oil equivalent (BOE/d)(7)	73,749	69,645	55,536
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$56.36	$54.19	$49.09
Oil, with realized derivatives (per Bbl)	$56.78	$54.97	$50.75
Natural gas, without realized derivatives (per Mcf)(8)	$2.31	$1.88	$3.47
Natural gas, with realized derivatives (per Mcf)	$2.31	$1.91	$3.35
Revenues (millions):
Oil and natural gas revenues	$258.6	$229.4	$193.5
Third-party midstream services revenues	$17.7	$15.3	$8.6
Realized gain (loss) on derivatives	$1.7	$3.3	$3.7
Operating Expenses (per BOE):
Production taxes, transportation and processing	$3.88	$3.86	$3.53
Lease operating	$4.43	$4.64	$4.56
Plant and other midstream services operating	$1.51	$1.38	$1.45
Depletion, depreciation and amortization	$14.89	$14.44	$14.19
General and administrative(9)	$3.17	$3.18	$2.66
Total(10)	$27.88	$27.50	$26.39
Other (millions):
Net sales of purchased natural gas(11)	$0.7	$3.3	$0.4
Lease bonus - mineral acreage	$—	$1.7	$2.5
Total	$0.7	$5.0	$2.9
Net income (millions)(12)	$24.0	$44.0	$136.7
Earnings per common share (diluted)(12)	$0.21	$0.38	$1.17
Adjusted net income (millions)(12)(13)	$46.1	$37.9	$43.0
Adjusted earnings per common share (diluted)(12)(14)	$0.39	$0.32	$0.37
Adjusted EBITDA (millions)(12)(15)	$181.0	$160.8	$143.2
San Mateo net income (millions)	$19.6	$20.0	$15.1
San Mateo Adjusted EBITDA (millions)(13)	$26.5	$26.3	$19.1

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.70, $0.73 and $0.67 per BOE of non-cash, stock-based compensation expense in the fourth quarter of 2019, the third quarter of 2019 and the fourth quarter of 2018, respectively.

(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas refers to residue natural gas and natural gas liquids (“NGL”) that are purchased from customers and subsequently resold. Such amounts reflect revenues from sales of purchased natural gas of $34.7 million, $19.9 million and $7.1 million less expenses of $34.0 million, $16.6 million and $6.6 million in the fourth quarter of 2019, the third quarter of 2019 and the fourth quarter of 2018, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Full Year 2019 Operational and Financial Highlights

Record Oil, Natural Gas and Oil Equivalent Production

•
Full year 2019 average daily oil equivalent production increased 27% year-over-year to a record annual high for the Company of 66,200 BOE per day (58% oil), as compared to 52,100 BOE per day (59% oil) for full year 2018. Full year 2019 average daily oil equivalent production was 8% above the midpoint of the Company’s original production guidance established in February 2019 and 2% above the midpoint of its most recent guidance established in October 2019.

•
Full year 2019 average daily oil production increased 26% year-over-year to 38,300 barrels per day, and full year 2019 average daily natural gas production increased 29% year-over-year to 167.4 million cubic feet per day, both record annual highs for the Company, as compared to 30,500 barrels per day and 129.6 million cubic feet per day, respectively, for full year 2018.

Net Income, Earnings Per Share and Adjusted EBITDA

•
For the year ended December 31, 2019, Matador reported net income for the third consecutive year. Full year 2019 net income (GAAP basis) was $87.8 million, or $0.75 per diluted common share, a year-over-year decrease of 68% from $274.2 million, or $2.41 per diluted common share, for full year 2018. Despite the significant increases in oil and natural gas production in 2019, the decline in full year 2019 net income (GAAP basis) was primarily attributable to (i) a 5% decline in the weighted average oil price and a 38% decline in the weighted average natural gas price realized in full year 2019, each as compared to full year 2018, and (ii) a $53.7 million non-cash, unrealized loss on derivatives in 2019, as compared to a non-cash, unrealized gain on derivatives of $65.1 million in 2018.

•
Full year 2019 adjusted net income (a non-GAAP financial measure) was $140.6 million, or $1.20 per diluted common share, a year-over-year decrease of 24% from $184.0 million, or $1.62 per diluted common share, for full year 2018. The decrease in full year 2019 adjusted net income was also primarily attributable to the declines in weighted average oil and natural gas prices of 5% and 38%, respectively, realized in 2019, as noted in the preceding paragraph.

•
Full year 2019 Adjusted EBITDA, a non-GAAP financial measure, was $610.8 million, a year-over-year increase of 10% from $553.2 million for full year 2018. Full year 2019 Adjusted EBITDA of $610.8 million was 14% above the midpoint of the Company’s original Adjusted EBITDA guidance established in February 2019 and 8% above the midpoint of its most recent guidance established in October 2019.

Record Third-Party Midstream Services Revenues, San Mateo Net Income and Adjusted EBITDA

•	Third-party midstream services revenues were $59.1 million for full year 2019, a record high for the Company and a 2.7-fold sequential increase from $21.9 million for full year 2018.

•	San Mateo net income (GAAP basis) was $71.9 million for full year 2019, a record high for San Mateo and a 38% sequential increase from $52.2 million for full year 2018.

•	San Mateo Adjusted EBITDA (a non-GAAP financial measure) was $96.3 million for full year 2019, a record high for San Mateo and a 55% sequential increase from $62.0 million for full year 2018.

Comparisons of selected financial and operating items for the years ended December 31, 2019, 2018 and 2017 are shown in the following table:

	Year Ended
	December 31,	December 31,	December 31,
	2019	2018	2017
Net Production Volumes:(1)
Oil (MBbl)(2)	13,984	11,141	7,851
Natural gas (Bcf)(3)	61.1	47.3	38.2
Total oil equivalent (MBOE)(4)	24,164	19,026	14,212
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	38,312	30,524	21,510
Natural gas (MMcf/d)(6)	167.4	129.6	104.6
Total oil equivalent (BOE/d)(7)	66,203	52,128	38,936
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$54.34	$57.04	$49.28
Oil, with realized derivatives (per Bbl)	$54.98	$57.38	$48.81
Natural gas, without realized derivatives (per Mcf)(8)	$2.17	$3.49	$3.72
Natural gas, with realized derivatives (per Mcf)	$2.18	$3.46	$3.70
Revenues (millions):
Oil and natural gas revenues	$892.3	$800.7	$528.7
Third-party midstream services revenues	$59.1	$21.9	$10.2
Realized gain (loss) on derivatives	$9.5	$2.3	$(4.3)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$3.82	$4.00	$4.10
Lease operating	$4.85	$4.89	$4.74
Plant and other midstream services operating	$1.52	$1.29	$0.92
Depletion, depreciation and amortization	$14.51	$13.94	$12.49
General and administrative(9)	$3.31	$3.64	$4.65
Total(10)	$28.01	$27.76	$26.90
Other (millions):
Net sales of purchased natural gas(11)	$5.4	$0.4	$—
Lease bonus - mineral acreage	$1.7	$2.5	$—
Total	$7.1	$2.9	$—
Net income (millions)(12)	$87.8	$274.2	$125.9
Earnings per common share (diluted)(12)	$0.75	$2.41	$1.23
Adjusted net income (millions)(12)(13)	$140.6	$184.0	$73.4
Adjusted earnings per common share (diluted)(12)(14)	$1.20	$1.62	$0.72
Adjusted EBITDA (millions)(12)(15)	$610.8	$553.2	$336.1
San Mateo net income (millions)	$71.9	$52.2	$26.4
San Mateo Adjusted EBITDA (millions)(15)	$96.3	$62.0	$30.9

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.

(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.76, $0.90 and $1.17 per BOE of non-cash, stock-based compensation expense for the years ended December 31, 2019, 2018 and 2017, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas refers to residue natural gas and NGLs that are purchased from customers and subsequently resold. Such amounts reflect revenues from sales of purchased natural gas of $74.8 million and $7.1 million less expenses of $69.4 million and $6.6 million for the years ended December 31, 2019 and 2018, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, increased 4% sequentially from $54.19 per barrel in the third quarter of 2019 to $56.36 per barrel in the fourth quarter of 2019.  Matador’s weighted average oil price differential relative to the West Texas Intermediate benchmark improved from ($2.24) per barrel in the third quarter of 2019 to ($0.51) per barrel in the fourth quarter of 2019, inclusive of transportation costs, primarily due to the improvement in the Midland-Cushing basis differential from an average of ($0.30) per barrel in the third quarter of 2019 to an average of +$0.90 per barrel in the fourth quarter of 2019.

Natural Gas Prices

Matador’s weighted average realized natural gas price, excluding derivatives, increased 23% sequentially from $1.88 per thousand cubic feet in the third quarter of 2019 to $2.31 per thousand cubic feet in the fourth quarter of 2019. The majority of Matador’s Delaware Basin natural gas production in the third quarter was exposed to the Waha-Henry Hub basis differential. To mitigate its exposure to this price differential, Matador had previously secured firm natural gas transportation and sales on the Kinder Morgan Gulf Coast Express Pipeline (the “GCX Pipeline”) for an average of approximately 110,000 to 115,000 MMBtu per day of its gross residue natural gas volumes in the Delaware Basin at a price based on Houston Ship Channel pricing. The GCX Pipeline was placed into service late in the third quarter of 2019 and was operational throughout the fourth quarter. As a result, Matador realized a higher natural gas price for its residue natural gas transported via the GCX Pipeline in the fourth quarter of 2019, despite the higher transportation charges incurred to transport this residue natural gas production to the Gulf Coast. Matador realized a weighted average natural gas price differential of ($0.10) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the fourth quarter of 2019, as compared to a differential of ($0.45) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the third quarter of 2019. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

Operations Update

Matador operated six drilling rigs in the Delaware Basin throughout the fourth quarter of 2019. The six operated drilling rigs were deployed across the Company’s various Delaware Basin asset areas, with one rig in the southern Arrowhead asset area denoted by Matador as the “Greater Stebbins Area,” one rig in the Wolf and Jackson Trust asset areas, two rigs in the Rustler Breaks asset area and two rigs drilling three wells each on the Rodney Robinson tract in the western portion of the Antelope Ridge asset area. Completion operations on these first six Rodney Robinson wells, all two-mile laterals, are in progress, and these wells are anticipated to be turned to sales in late March 2020, just at the end of the first quarter.

At February 25, 2020, Matador continues to operate six drilling rigs in the Delaware Basin. Two of these rigs have begun drilling the first nine “Boros” wells, all two-mile laterals, from two separate pads in the Company’s Stateline asset area. These initial Stateline wells are anticipated to be completed and turned to sales in early September 2020. Another of the six drilling rigs is currently drilling five two-mile laterals in the Greater Stebbins Area, which are anticipated to be completed and turned to sales early in the third quarter. In addition, one rig is operating in the Antelope Ridge asset area, one rig is operating in the Rustler Breaks asset area and one rig is operating in the Wolf and Jackson Trust asset areas. The four total drilling rigs currently operating in the Stateline asset area, the Greater Stebbins Area and the Wolf and Jackson Trust asset areas are expected to drill in these areas continuously throughout 2020. The remaining two operated drilling rigs are expected to move primarily between the Rustler Breaks and Antelope Ridge asset areas as dictated by Matador’s drilling plans for 2020, although both of these rigs are also expected to be deployed on the Stateline asset area during the spring of 2020 to drill four additional Boros wells in addition to the nine wells currently in progress there.

Wells Turned to Sales

The following tables summarize Matador’s gross and net wells turned to sales for the fourth quarter and full year 2019.

Q4 2019 Wells Turned to Sales			Full Year 2019 Wells Turned to Sales
	Gross	Net		Gross	Net
Operated	16	12.4	Operated	84	69.3
Non-Operated	33	2.4	Non-Operated	88	6.0
Total	49	14.8	Total	172	75.3

During the fourth quarter of 2019, Matador turned to sales 14.8 net wells, which was roughly in-line with its expectations of 15.4 net wells turned to sales. Matador turned to sales 16 gross (12.4 net) operated wells in the fourth quarter of 2019, as compared to its expectations of 18 gross (14.0 net) operated wells. This change in the Company’s completion schedule was the result of the addition of the Paul 25-24S-28E RB #111H well, Matador’s second test of the First Bone Spring formation in the Rustler Breaks asset area, to the drill schedule in the fourth quarter. This, in turn, deferred the turn-to-sales date of three gross (2.4 net) operated wells drilled and completed on our Jack Sleeper leasehold in the Rustler Breaks asset area from late in the fourth quarter of 2019 into the first quarter of 2020, although essentially all of their drilling, completing and equipping (“D/C/E”) capital expenditures had been incurred prior to December 31, 2019.

Matador turned to sales 75.3 net wells in 2019, an increase of 6.1 net wells, including 6.4 net additional operated wells, as compared to its original 2019 estimates as provided on February 26, 2019. The increased number of wells turned to sales in 2019 was attributable to (i) an accelerated pace of development throughout 2019, primarily as a result of improved operating efficiencies, and (ii) additional working interests being acquired in certain operated wells over the course of the year.

The following table provides additional detail on wells completed and turned to sales in the fourth quarter of 2019.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Rustler Breaks	6	3.4	14	1.9	20	5.3	1-1BS, 3-WC A, 2-WC B
Arrowhead	2	1.7	-	-	2	1.7	2-2BS
Ranger	-	-	-	-	-	-	No operated wells turned to sales in Q4 2019
Wolf/Jackson Trust	2	1.6	1	0.0	3	1.6	1-2BS, 1-WC A-XY
Twin Lakes	1	1.0	-	-	1	1.0	1-WC B-Carb
Antelope Ridge	5	4.7	13	0.5	18	5.2	2-1BS, 3-WC A
Delaware Basin	16	12.4	28	2.4	44	14.8
South Texas	-	-	-	-	-	-	No operated wells turned to sales in Q4 2019
Haynesville Shale	-	-	5	0.0	5	0.0
Total	16	12.4	33	2.4	49	14.8
Note: WC = Wolfcamp; BS = Bone Spring. For example, 2-2BS indicates two Second Bone Spring completions and 2-WC B indicates two Wolfcamp B completions in the fourth quarter of 2019. Any “0.0” values in the table above suggest a net working interest of less than 5%, which does not round to 0.1.

Significant Well Results

The following table highlights the 24-hour initial potential (“IP”) test results from certain of Matador’s operated wells recently completed and turned to sales in the Delaware Basin. Matador continues to be pleased with the aggregate well performance across its acreage position in the Delaware Basin.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Antelope Ridge, Lea County, NM
Brad Lummis Com #121H	Second Bone Spring	2,374	497	83%	Excellent Second Bone Spring wells in the Antelope Ridge asset area.
Brad Lummis Com #122H	Second Bone Spring	1,850	392	80%
Biggers Fed Com #203H	Wolfcamp A-Lower	2,707	580	76%	Biggers wells drilled and completed simultaneously. Strong results in the Wolfcamp A-XY and Wolfcamp A-Lower in the southeast portion of the Antelope Ridge asset area.
Biggers Fed Com #214H	Wolfcamp A-XY	2,799	607	75%
Biggers Fed Com #217H	Wolfcamp A-XY	3,151	683	82%
Rustler Breaks, Eddy County, NM
Paul 25-24S-28E RB #111H	First Bone Spring	1,793	371	81%	Second strong test demonstrating prospectivity of the First Bone Spring in Rustler Breaks asset area.
Dr. Lana White Com #203H	Wolfcamp A-XY	1,447	317	74%	Dr. Lana White wells drilled and completed simultaneously. Strong results in the Wolfcamp A-XY, Wolfcamp A-Lower and Wolfcamp B-Blair in the southeast portion of the Rustler Breaks asset area.
Dr. Lana White Com #217H	Wolfcamp A-Lower	2,202	481	73%
Dr. Lana White Com #223H	Wolfcamp B-Blair	2,732	631	41%
Noel Hensley Fed Com #202H	Wolfcamp A-XY	2,121	461	69%	Strong Wolfcamp A-XY result in the southwest portion of the Rustler Breaks asset area.
Noel Hensley Fed Com #222H	Wolfcamp B-Blair	3,359	749	33%	Excellent Wolfcamp B-Blair result in the southwest portion of the Rustler Breaks asset area.
(1) 24-hr IP per 1,000 feet of completed lateral length.

In addition to the well results noted above, Matador continues to be very pleased with the early performance of its Jeff Hart State Com #124H and #134H wells, the Company’s first two-mile horizontal Second Bone Spring and Third Bone Spring completions, respectively, in the Antelope Ridge asset area. Both of these wells have continued to outperform expectations, and each has produced more than 200,000 barrels of oil in its first 150 days of production. The early production from these wells has more than doubled that of nearby Matador one-mile lateral completions over a similar timeframe, and these wells have continued to exhibit a shallower initial production decline as compared to nearby one-mile laterals drilled by Matador. Matador looks forward to reporting the initial test results of additional two-mile lateral completions from its various Delaware Basin asset areas as these wells are completed and turned to sales throughout 2020.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at December 31, 2019, 2018 and 2017.

	At December 31,
	2019	2018	2017
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	147,991	123,401	86,743
Natural Gas (Bcf)(4)	627.2	551.5	396.2
Total (MBOE)(5)	252,531	215,313	152,771
Estimated proved developed reserves:
Oil (MBbl)(3)	59,667	53,223	36,966
Natural Gas (Bcf)(4)	276.3	246.2	190.1
Total (MBOE)(5)	105,710	94,261	68,651
Percent developed	41.9%	43.8%	44.9%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	88,324	70,178	49,777
Natural Gas (Bcf)(4)	351.0	305.2	206.1
Total (MBOE)(5)	146,821	121,052	84,120
Standardized Measure (in millions)(6)	$2,034.0	$2,250.6	$1,258.6
PV-10 (in millions)(7)	$2,248.2	$2,579.3	$1,333.4
Commodity prices:(2)
Oil (per Bbl)	$52.19	$62.04	$47.79
Natural Gas (per MMBtu)	$2.58	$3.10	$2.98

(1) Numbers in table may not total due to rounding.
(2) Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of first-day-of-the-month prices for the period from January through December 2019 were $52.19 per Bbl for oil and $2.58 per MMBtu for natural gas, for the period from January through December 2018 were $62.04 per Bbl for oil and $3.10 per MMBtu for natural gas and for the period from January through December 2017 were $47.79 per Bbl for oil and $2.98 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the NGLs associated with the natural gas is included in the estimated wellhead price on those properties where NGLs are extracted and sold.
(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversion factor of one barrel of oil per six thousand standard cubic feet of natural gas.
(6) Standardized Measure represents the present value of estimated future net cash flows from proved reserves, less estimated future development, production, plugging and abandonment and income tax expenses, discounted at 10% per annum to reflect the timing of future cash flows. Standardized Measure is not an estimate of the fair market value of our properties.
(7) PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures.” PV-10 is not an estimate of the fair market value of our properties.

The proved reserves estimates presented for each period in the table above were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These proved reserves estimates were prepared in accordance with the Securities and Exchange Commission’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Proved Reserves at December 31, 2019 Increased 17% Year-Over-Year

•
Matador’s total proved oil and natural gas reserves increased 17% year-over-year from 215.3 million BOE (57% oil, 44% proved developed, 89% Delaware Basin), consisting of 123.4 million barrels of oil and 551.5 billion cubic feet of natural gas, at December 31, 2018 to 252.5 million BOE (59% oil, 42% proved developed, 92% Delaware Basin), consisting of 148.0 million barrels of oil and 627.2 billion cubic feet of natural gas, at December 31, 2019. Oil, natural gas and total proved reserves at December 31, 2019 were each at all-time highs for Matador. Estimated total proved oil and natural gas reserves increased 65%, or 100 million BOE, over the last two years from 152.8 million BOE (57% oil, 45% proved developed, 84% Delaware Basin) at December 31, 2017.

•
At December 31, 2019, the Standardized Measure and the PV-10, a non-GAAP financial measure, of Matador’s total proved oil and natural gas reserves decreased 10% and 13% to $2.03 billion and $2.25 billion from $2.25 billion and $2.58 billion, respectively, at December 31, 2018. The decrease in both Standardized Measure and PV-10 of Matador’s proved oil and natural gas reserves at December 31, 2019 resulted primarily from the decrease in both oil and natural gas prices used to estimate proved reserves at December 31, 2019, as compared to December 31, 2018. At December 31, 2019, the oil and natural gas prices used to estimate total proved reserves were $52.19 per barrel and $2.58 per MMBtu, respectively, as compared to $62.04 per barrel and $3.10 per MMBtu, respectively, at December 31, 2018.

•
Accounting for Matador’s 2019 oil equivalent production of 24.2 million BOE and certain asset divestitures during 2019, Matador’s total proved oil and natural gas reserves increased 63.7 million BOE, or approximately 30% year-over-year. The overall increase in Matador’s proved reserves of 63.7 million BOE during 2019 included aggregate upward revisions to prior estimates of 5.1 million BOE, resulting primarily from better-than-expected well performance associated with a number of wells throughout the Delaware Basin, which offset downward revisions associated with the lower commodity prices used to evaluate proved reserves at December 31, 2019.

•
Matador’s Delaware Basin total proved reserves increased 22% year-over-year from 191.5 million BOE (60% oil), consisting of 114.8 million barrels of oil and 460.0 billion cubic feet of natural gas, at December 31, 2018 to 232.8 million BOE (60% oil), consisting of 139.6 million barrels of oil and 559.2 billion cubic feet of natural gas, at December 31, 2019. At December 31, 2019, the Delaware Basin comprised 92% of the Company’s total proved oil and natural gas reserves, including 94% of its proved oil reserves and 89% of its proved natural gas reserves.

San Mateo Highlights and Update

Operating Highlights

San Mateo achieved strong operating results in the fourth quarter of 2019, highlighted by (i) increased third-party midstream services revenues, (ii) increased natural gas gathering and processing volumes and (iii) increased salt water gathering volumes, all as compared to the third quarter of 2019. San Mateo continued construction on an additional 200 million cubic feet per day of designed natural gas processing inlet capacity as part of the expansion of its cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”), which is anticipated to be placed in service during the summer of 2020. San Mateo also continued to move forward with its plans to construct large-diameter natural gas gathering lines southward from the Greater Stebbins Area and northward from the Stateline asset area to connect these areas with the Black River Processing Plant. During the fourth quarter of 2019, San Mateo placed into service two commercial salt water disposal wells, one in the Rustler Breaks asset area and one in the Greater Stebbins Area, and expects to place into service one additional commercial salt water disposal well in the Rustler Breaks asset area late in the first quarter of 2020, bringing San Mateo’s designed salt water disposal capacity to approximately 335,000 barrels per day.

Gathering, Transportation, Processing and Disposal Volumes

During the fourth quarter of 2019, San Mateo reported the following gathering, processing and disposal volumes:

•
Gathered an average of 262 million cubic feet of natural gas per day in the Wolf and Rustler Breaks asset areas and the Greater Stebbins Area, a 21% sequential increase, as compared to 216 million cubic feet per day in the third quarter of 2019, and a 76% year-over-year increase, as compared to 149 million cubic feet per day in the fourth quarter of 2018.

•
Processed an average of 232 million cubic feet of natural gas per day at the Black River Processing Plant, a 23% sequential increase, as compared to 188 million cubic feet per day in the third quarter of 2019, and a 107% year-over-year increase, as compared to 112 million cubic feet per day in the fourth quarter of 2018. At certain times in the fourth quarter of 2019, as a result of increased throughput from existing natural gas processing customers, San Mateo was operating the Black River Processing Plant at greater than 95% of the current designed inlet capacity of 260 million cubic feet per day.

•
Gathered an average of 199,000 barrels of salt water per day, primarily in the Wolf and Rustler Breaks asset areas, a 1% sequential increase, as compared to 197,000 barrels per day in the third quarter of 2019, and a 32% year-over-year increase, as compared to 151,000 barrels per day in the fourth quarter of 2018.

•
Disposed of an average of 190,000 barrels of salt water per day, primarily in the Wolf and Rustler Breaks asset areas, which was flat as compared to the third quarter of 2019, and a 24% year-over-year increase, as compared to 153,000 barrels per day in the fourth quarter of 2018.

•
Gathered and transported an average of 27,000 barrels of oil per day in the Wolf and Rustler Breaks asset areas, a 17% sequential increase, as compared to 23,000 barrels per day in the third quarter of 2019, and a 170% increase, as compared to 10,000 barrels per day in the fourth quarter of 2018.

Financial Results

During the fourth quarter of 2019, San Mateo achieved:

•
Net income (GAAP basis) of $19.6 million, a slight decrease sequentially from $20.0 million in the third quarter of 2019, and a 31% year-over-year increase from $15.1 million in the fourth quarter of 2018.

•
Adjusted EBITDA (a non-GAAP financial measure) of $26.5 million, a slight increase sequentially from $26.3 million in the third quarter of 2019, and a 38% year-over-year increase from $19.1 million in the fourth quarter of 2018.

Full Year 2019 Capital Expenditures and Liquidity Position

For the year ended December 31, 2019, Matador incurred capital expenditures, excluding land and mineral acquisitions and seismic data, of $748 million, including $671 million for D/C/E capital expenditures and $77 million for midstream investments. D/C/E and midstream capital expenditures for full year 2019 were both well within the guidance ranges for capital expenditures established by the Company in February 2019. Thanks to improved operational and capital efficiencies throughout the year, Matador completed and turned to sales 6.4 net additional operated horizontal wells during 2019, as compared to its original expectations, while keeping its estimated capital expenditure budget unchanged throughout the year.

At December 31, 2019, the Company had approximately $65.1 million in cash and restricted cash, $255.0 million in borrowings outstanding under its revolving credit agreement and approximately $46.1 million in outstanding letters of credit, and San Mateo I had $288.0 million in aggregate borrowings outstanding under San Mateo I’s credit facility and approximately $16.2 million in outstanding letters of credit. Between December 31, 2019 and February 25, 2020, neither Matador nor San Mateo I incurred any additional borrowings. For accounting purposes, all borrowings outstanding under San Mateo I’s credit facility and all interest payments made pursuant to that facility are recorded at 100% of their carrying value in the Company’s consolidated financial statements, even though San Mateo I’s credit facility is non-recourse to Matador.

Borrowing Base Affirmed and Elected Commitment Increased

In February 2020, as part of the spring 2020 redetermination process, Matador’s lenders completed their review of the Company’s proved oil and natural gas reserves at December 31, 2019. As a result, Matador has received its lenders’ commitment to affirm the Company’s borrowing base under its reserves-based credit facility at $900 million, despite lower commodity price assumptions being used by the lenders in the spring redetermination process. Through this process, Matador has chosen to increase its elected commitment from $500 million to $700 million, and two additional lenders are joining Matador’s commercial banking group. The $900 million borrowing base should provide the Company with more-than-sufficient liquidity for conducting its current and anticipated future operations in 2020. The Company expects the spring 2020 redetermination to close on or before February 28, 2020.

Hedging Positions

For full year 2020, Matador had approximately 45% of its anticipated oil production hedged based on the midpoint of its 2020 production guidance.

Matador also has in place Midland-Cushing oil basis differential swaps for 2020, 2021 and 2022 for approximately 9.8 million barrels at +$0.61 per barrel, 8.4 million barrels at +$0.87 per barrel and 5.5 million barrels at +$0.95 per barrel, respectively.

The following is a summary of the Company’s open derivative financial instruments through 2022 at January 1, 2020, pro forma for hedges added through February 25, 2020.

	Full Year 2020	Full Year 2021	Full Year 2022
Oil Collars - West Texas Intermediate
Costless Collars - Volumes Hedged (MBbl)	7,200,000	-	-
Weighted-average Price Ceiling ($/Bbl)	$66.62	-	-
Weighted-average Price Floor ($/Bbl)	$47.69	-	-

Oil Basis Swaps - Midland-Cushing Differential
Oil Basis Swaps - Volumes Hedged (MBbl)	9,774,000	8,400,000	5,520,000
Weighted-average Price ($/Bbl)	+$0.61	+$0.87	+$0.95

Environmental, Social and Governance Update

Matador has always maintained an active environmental, social and governance (“ESG”) program since inception. In an effort to address the increasing investor focus on ESG matters, during the fourth quarter of 2019, Matador updated its disclosure regarding various ESG initiatives with a more fulsome presentation available through the Company’s website on the ESG page under the Investor Relations tab. Matador also expects to include further ESG disclosure in its upcoming 2020 proxy materials, which the Company anticipates will include the addition of an ESG related performance metric to be used in calculating annual cash bonuses to executive officers pursuant to Matador’s Annual Cash Incentive Plan.

Listed below are a few specific items highlighted in the Company’s most recent ESG disclosure.

•	Matador has made significant progress in reducing emissions since 2017, including reducing its greenhouse gas emissions by 6%, emission intensity rate by 33% and methane intensity rate by 33%;

•	In 2019, Matador more than doubled the number of its production facilities operating on electrical grid power, lowering emissions by removing onsite generators;

•	Matador expects to increase its water recycling volumes by 75% year-over-year in 2020;

•
As of December 2019, 55% of Matador’s oil production and 78% of its water production in the Delaware Basin were transported via pipeline, leading to approximately 460,000 truckloads of produced fluids being taken off the roads each year, with expectations for further improvement in 2020;

•	Over 1.4 million Matador employee man-hours have been logged with zero lost-time accidents since 2017, and no employee injuries have been recorded since 2014; and

•
Matador’s corporate governance structure includes an engaged and diverse Board of Directors with a majority voting standard, robust director and officer stock ownership guidelines, annual “say on pay” voting and a formal shareholder nominating committee to review and recommend director nominees, among other attributes.

Matador invites its investors and stakeholders to review its updated ESG disclosure and looks forward to providing future updates on its ESG initiatives.

Conference Call Information

The Company will host a live conference call on Wednesday, February 26, 2020, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2019 financial and operational results, as well as its 2020 operating plan and market guidance. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 8999259. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will also be available on the Company’s website through March 31, 2020.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant, including the timing of the further expansion of such plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells, including in conjunction with the expansion of the midstream joint venture’s services and assets into new areas in Eddy County, New Mexico; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2019	2018
ASSETS
Current assets
Cash	$40,024	$64,545
Restricted cash	25,104	19,439
Accounts receivable
Oil and natural gas revenues	95,228	68,161
Joint interest billings	67,546	61,831
Other	26,639	16,159
Derivative instruments	—	49,929
Lease and well equipment inventory	10,744	17,564
Prepaid expenses and other current assets	13,207	8,057
Total current assets	278,492	305,685
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	4,557,265	3,780,236
Unproved and unevaluated	1,126,992	1,199,511
Midstream properties	643,903	428,025
Other property and equipment	27,021	22,041
Less accumulated depletion, depreciation and amortization	(2,655,586)	(2,306,949)
Net property and equipment	3,699,595	3,122,864
Other assets
Deferred income taxes	—	20,457
Other long-term assets	91,589	6,512
Total other assets	91,589	26,969
Total assets	$4,069,676	$3,455,518
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$25,230	$66,970
Accrued liabilities	200,695	170,855
Royalties payable	85,193	64,776
Amounts due to affiliates	19,606	13,052
Derivative instruments	1,897	—
Advances from joint interest owners	14,837	10,968
Amounts due to joint ventures	486	2,373
Other current liabilities	51,828	1,028
Total current liabilities	399,772	330,022
Long-term liabilities
Borrowings under Credit Agreement	255,000	40,000
Borrowings under San Mateo Credit Facility	288,000	220,000
Senior unsecured notes payable	1,039,416	1,037,837
Asset retirement obligations	35,592	29,736
Derivative instruments	1,984	83
Deferred income taxes	37,329	13,221
Other long-term liabilities	43,131	4,962
Total long-term liabilities	1,700,452	1,345,839
Shareholders’ equity
Common stock — $0.01 par value, 160,000,000 shares authorized; 116,644,246 and 116,374,503 shares issued; and 116,642,899 and 116,353,590 shares outstanding, respectively	1,166	1,164
Additional paid-in capital	1,981,014	1,924,408
Accumulated deficit	(148,500)	(236,277)
Treasury stock, at cost, 1,347 and 20,913 shares, respectively	(26)	(415)
Total Matador Resources Company shareholders’ equity	1,833,654	1,688,880
Non-controlling interest in subsidiaries	135,798	90,777
Total shareholders’ equity	1,969,452	1,779,657
Total liabilities and shareholders’ equity	$4,069,676	$3,455,518

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Year Ended December 31,
	2019	2018	2017
Revenues
Oil and natural gas revenues	$892,325	$800,700	$528,684
Third-party midstream services revenues	59,110	21,920	10,198
Sales of purchased natural gas	74,769	7,071	—
Lease bonus - mineral acreage	1,711	2,489	—
Realized gain (loss) on derivatives	9,482	2,334	(4,321)
Unrealized (loss) gain on derivatives	(53,727)	65,085	9,715
Total revenues	983,670	899,599	544,276
Expenses
Production taxes, transportation and processing	92,273	76,138	58,275
Lease operating	117,305	92,966	67,313
Plant and other midstream services operating	36,798	24,609	13,039
Purchased natural gas	69,398	6,635	—
Depletion, depreciation and amortization	350,540	265,142	177,502
Accretion of asset retirement obligations	1,822	1,530	1,290
General and administrative	80,054	69,308	66,016
Total expenses	748,190	536,328	383,435
Operating income	235,480	363,271	160,841
Other income (expense)
Net (loss) gain on asset sales and inventory impairment	(967)	(196)	23
Interest expense	(73,873)	(41,327)	(34,565)
Prepayment premium on extinguishment of debt	—	(31,226)	—
Other (expense) income	(2,126)	1,551	3,551
Total other expense	(76,966)	(71,198)	(30,991)
Income before income taxes	158,514	292,073	129,850
Income tax provision (benefit)
Current	—	(455)	(8,157)
Deferred	35,532	(7,236)	—
Total income tax provision (benefit)	35,532	(7,691)	(8,157)
Net income	122,982	299,764	138,007
Net income attributable to non-controlling interest in subsidiaries	(35,205)	(25,557)	(12,140)
Net income attributable to Matador Resources Company shareholders	$87,777	$274,207	$125,867
Earnings per common share
Basic	$0.75	$2.41	$1.23
Diluted	$0.75	$2.41	$1.23
Weighted average common shares outstanding
Basic	116,555	113,580	102,029
Diluted	117,063	113,691	102,543

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Year Ended December 31,
	2019	2018	2017
Operating activities
Net income	$122,982	$299,764	$138,007
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	53,727	(65,085)	(9,715)
Depletion, depreciation and amortization	350,540	265,142	177,502
Accretion of asset retirement obligations	1,822	1,530	1,290
Stock-based compensation expense	18,505	17,200	16,654
Prepayment premium on extinguishment of debt	—	31,226	—
Deferred income tax provision (benefit)	35,532	(7,236)	—
Amortization of debt issuance cost	2,484	1,357	468
Net loss (gain) on asset sales and inventory impairment	967	196	(23)
Changes in operating assets and liabilities
Accounts receivable	(43,261)	(4,934)	(82,549)
Lease and well equipment inventory	4,777	(12,176)	(3,623)
Prepaid expenses and other current assets	(4,844)	(1,770)	(2,960)
Other long-term assets	678	3,418	(6,425)
Accounts payable, accrued liabilities and other current liabilities	(19,004)	68,647	33,559
Royalties payable	20,417	3,418	37,370
Advances from joint interest owners	3,869	8,179	1,089
Other long-term liabilities	2,851	(353)	(1,519)
Net cash provided by operating activities	552,042	608,523	299,125
Investing activities
Oil and natural gas properties capital expenditures	(730,161)	(1,357,802)	(699,445)
Midstream capital expenditures	(192,035)	(163,222)	(115,128)
Expenditures for other property and equipment	(3,701)	(2,562)	(5,688)
Proceeds from sale of assets	21,921	8,333	977
Net cash used in investing activities	(903,976)	(1,515,253)	(819,284)
Financing activities
Repayments of borrowings	(35,000)	(370,000)	—
Borrowings under Credit Agreement	250,000	410,000	—
Borrowings under San Mateo Credit Facility	68,000	220,000	—
Cost to enter into or amend credit facilities	(1,443)	(3,077)	—
Proceeds from issuance of senior unsecured notes	—	1,051,500	—
Cost to issue senior unsecured notes	—	(14,098)	—
Purchase of senior unsecured notes	—	(605,780)	—
Proceeds from issuance of common stock	—	226,612	208,720
Cost to issue equity	—	(204)	(280)
Proceeds from stock options exercised	3,300	815	2,920
Contributions related to formation of San Mateo I	14,700	14,700	171,500
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	77,330	85,750	44,100
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(39,200)	(121,520)	(10,045)
Taxes paid related to net share settlement of stock-based compensation	(3,691)	(6,466)	(5,763)
Purchase of non-controlling interest of less-than-wholly-owned subsidiary	—	—	(2,653)
Cash paid under financing lease obligations	(918)	—	—
Net cash provided by financing activities	333,078	888,232	408,499
Decrease in cash and restricted cash	(18,856)	(18,498)	(111,660)
Cash and restricted cash at beginning of year	83,984	102,482	214,142
Cash and restricted cash at end of year	$65,128	$83,984	$102,482

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, prepayment premium on extinguishment of debt and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA for San Mateo includes the financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended			Year Ended December 31,
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018	2017
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company Shareholders	$24,019	$43,953	$136,713	$87,777	$274,207	$125,867
Net income attributable to non-controlling interest in subsidiaries	9,623	9,800	7,375	35,205	25,557	12,140
Net income	33,642	53,753	144,088	122,982	299,764	138,007
Interest expense	19,701	18,175	14,492	73,873	41,327	34,565
Total income tax provision (benefit)	10,197	13,490	(7,691)	35,532	(7,691)	(8,157)
Depletion, depreciation and amortization	101,043	92,498	72,478	350,540	265,142	177,502
Accretion of asset retirement obligations	468	520	404	1,822	1,530	1,290
Unrealized loss (gain) on derivatives	24,012	(9,847)	(74,577)	53,727	(65,085)	(9,715)
Stock-based compensation expense	4,765	4,664	3,413	18,505	17,200	16,654
Net loss (gain) on asset sales and inventory impairment	160	439	—	967	196	(23)
Prepayment premium on extinguishment of debt	—	—	—	—	31,226	—
Consolidated Adjusted EBITDA	193,988	173,692	152,607	657,948	583,609	350,123
Adjusted EBITDA attributable to non-controlling interest subsidiaries	(12,964)	(12,903)	(9,368)	(47,192)	(30,386)	(14,060)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$181,024	$160,789	$143,239	$610,756	$553,223	$336,063

	Three Months Ended			Year Ended December 31,
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018	2017
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$198,915	$158,630	$189,205	$552,042	$608,523	$299,125
Net change in operating assets and liabilities	(23,958)	(2,488)	(50,129)	34,517	(64,429)	25,058
Interest expense, net of non-cash portion	19,031	17,550	13,986	71,389	39,970	34,097
Current income tax provision (benefit)	—	—	(455)	—	(455)	(8,157)
Adjusted EBITDA attributable to non-controlling interest subsidiaries	(12,964)	(12,903)	(9,368)	(47,192)	(30,386)	(14,060)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$181,024	$160,789	$143,239	$610,756	$553,223	$336,063

Adjusted EBITDA – San Mateo

	Three Months Ended			Year Ended
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018	2017
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$19,642	$20,000	$15,051	$71,850	$52,158	$26,391
Total income tax provision	—	—	—	—	—	269
Depletion, depreciation and amortization	4,249	3,848	3,713	15,068	9,459	4,231
Interest expense	2,502	2,458	333	9,282	333	—
Accretion of asset retirement obligations	58	27	20	110	61	30
Adjusted EBITDA	$26,451	$26,333	$19,117	$96,310	$62,011	$30,921

	Three Months Ended			Year Ended
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018	2017
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$23,834	$31,550	$23,070	$106,650	$35,702	$21,308
Net change in operating assets and liabilities	199	(7,468)	(4,273)	(19,137)	25,989	9,344
Interest expense, net of non-cash portion	2,418	2,251	320	8,797	320	—
Current income tax provision	—	—	—	—	—	269
Adjusted EBITDA	$26,451	$26,333	$19,117	$96,310	$62,011	$30,921

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income (loss) and adjusted earnings (loss) per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring gains or losses or transaction costs for certain acquisitions and divestitures or other non-recurring expense items, along with the related tax effects for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income (loss) and adjusted earnings (loss) per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended			Year Ended December 31,
	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018	2017
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Common Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$24,019	$43,953	$136,713	$87,777	$274,207	$125,867
Total income tax provision (benefit)	10,197	13,490	(7,691)	35,532	(7,691)	(8,157)
Income attributable to Matador Resources shareholders before taxes (1)	34,216	57,443	129,022	123,309	266,516	117,710
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	24,012	(9,847)	(74,577)	53,727	(65,085)	(9,715)
Net loss (gain) on asset sales and inventory impairment	160	439	—	967	196	(23)
Non-recurring expenses related to stock-based compensation	—	—	—	—	—	1,515
Non-recurring transaction costs associated with the formation of San Mateo	—	—	—	—	—	3,458
Prepayment premium on extinguishment of debt	—	—	—	—	31,226	—
Adjusted income attributable to Matador Resources shareholders before taxes	58,388	48,035	54,445	178,003	232,853	112,945
Income tax expense(1)	12,261	10,087	11,433	37,381	48,899	39,531
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$46,127	$37,948	$43,012	$140,622	$183,954	$73,414

Weighted average shares outstanding, including participating securities - basic	116,641	116,643	116,341	116,555	113,580	102,029
Dilutive effect of options and restricted stock units	342	333	68	508	111	514
Weighted average common shares outstanding - diluted	116,983	116,976	116,409	117,063	113,691	102,543
Adjusted earnings per share attributable to Matador Resources shareholders (non-GAAP)
Basic	$0.40	$0.33	$0.37	$1.21	$1.62	$0.72
Diluted	$0.39	$0.32	$0.37	$1.20	$1.62	$0.72

______________________

(1)	Estimated using federal statutory tax rate in effect for the period.

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At December 31, 2019	At December 31, 2018	At December 31, 2017
Standardized Measure	$2,034.0	$2,250.6	$1,258.6
Discounted future income taxes	214.2	328.7	74.8
PV-10	$2,248.2	$2,579.3	$1,333.4